Exhibit 99.2

TRANSCRIPT OF EARNINGS CONFERENCE CALL HELD ON APRIL 25, 2019

CORPORATE PARTICIPANTS

Jerome P. Grisko CBIZ, Inc. – President, CEO & Director

Ware H. Grove CBIZ, Inc. – CFO and SVP

Lori Novickis CBIZ, Inc. - Director of Corporate Relations

CONFERENCE CALL PARTICIPANTS

Christopher Paul Moore CJS Securities, Senior Research Analyst

Marc Frye Riddick Sidoti & Company, Business and Consumer Services Analyst

Timothy John McHugh William Blair & Company, LLC, Research Division; Partner & Global Services Analyst

PRESENTATION

Operator

Good morning, and welcome to the CBIZ First Quarter 2019 Results Conference Call. Please note, this event is being recorded.

I would now like to turn the conference over to Lori Novickis, Director of Corporate Relations. Please go ahead.

Lori Novickis - CBIZ, Inc. - Director of Corporate Relations

Thank you, Laura. Good morning, everyone, and thank you for joining us for the CBIZ First Quarter 2019 Results Conference Call. In connection with this call, today's press release has been posted on the Investor Relations page of our website, www.cbiz.com. This call is also being webcast. A link to the live webcast as well as the replay can also be found on our website.

Before we begin our presentation, we would like to remind you that during the call, management may discuss certain non-GAAP financial measures. A reconciliation of these measures can be found in the financial tables of today's press release. Finally, remember that management may also make forward-looking statements. Such statements are based on current information and management's expectations as of this date and do not guarantee future performance. Forward-looking statements involve certain risks, uncertainties and assumptions that can be difficult to predict. Actual results can and sometimes do differ materially. A more detailed description of such risks and uncertainties can be found in the company's filings with the Securities and Exchange Commission.

Joining us for today's call are Jerry Grisko, President and CEO; and Ware Grove, Chief Financial Officer.

I'll now turn the call over to Jerry for his opening remarks. Jerry?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thank you, Lori. Good morning, everyone. With this morning's release of our results for the first quarter of 2019, we reported total revenue growth of 1.5%, a 60 basis point improvement in our margin and pretax income and a 4.7% increase in our earnings per share over the results reported for the same period a year ago. Same-store revenue grew by 1% for the quarter. While revenue growth for the quarter was somewhat softer than anticipated, it wasn't significantly below our internal expectations. To better understand the quarter-over-quarter comparison, it's helpful to review some of the items that impacted both quarters. Many of you will recall that the first quarter of 2018 was an exceptionally strong quarter for CBIZ with total revenue growth of 10.2% and EPS of over 42% compared to the same period in 2017.

As we said at that time, the results for the first quarter a year ago were significantly impacted by a number of extraordinary nonrecurring factors, including revenue that we recorded within our Financial Services group relating to carryover work resulting from Hurricane Irma, an event that occurred in the third quarter of the prior year. We also benefited from a higher-than-usual amount of revenue from a number of our noncore transactional businesses, including our real estate advisory business and our executive recruiting business. In addition, in 2018, we sold a small accounting office as well as another at the beginning of this year, plus 1 small book of business with our Benefits and Insurance segment, all of which contributed to revenue in the first quarter of 2018 without any contribution in the first quarter of this year. While the results for the first quarter of 2018 were favorably impacted by the foregoing factors, there were a number of factors that occurred in the first quarter of 2019 that reduced the amount of revenue that we were expecting for that quarter.

Most notably, the partial shutdown of the federal government that occurred this past December-January, combined with the significant number of changes under the new tax law, caused the IRS to be late in issuing certain forms and guidance relating to the Tax Reform Act. This caused delays in the availability and performance of the third-party software used to prepare the tax returns for many of our clients. Those delays impacted the entire accounting industry, not just CBIZ. I've read reports estimating that the entire tax season may have been compressed by as much as 4 weeks this year. For CBIZ, this caused a reduction in the number of tax returns that we were able to prepare and even greater increase in the number of extensions that were filed.

As a result, the revenue related to the extensions, which would normally have been recognized in the first quarter, will be recognized as work is completed in the second and third quarters of this year.

Despite the tailwinds that we experienced in the first quarter of 2018 and the reduced level of tax work that we experienced this quarter, we were pleased to report growth in the first quarter of 2019 over an exceptionally strong first quarter a year ago.

Now turning to some specific comments within our 2 primary practice groups. Within our Financial Services group, same unit revenue grew by 2.7% and total revenue increased by 2.5%, which reflects the impact of the sale of the 2 small accounting practices I mentioned earlier. Client demand continues to be strong within our core tax and accounting business, and we're encouraged by a healthy level of optimism by many of our clients that the business climate will remain favorable for the remainder of 2019. This should bode well for the level of consulting and advisory work that we typically provide to our clients in the seasonally off-peak months of the year. In addition, demand for the services provided by our Financial and Transaction Advisory business continues to be robust and we have a significant amount of backlog work in that area. We are, however, experiencing some labor market tightness in this area, and we're working hard to ensure that we have the appropriate number of experienced staff to meet high client demand for these services. And consistent with our long track record of success, our government health care consulting business continues to grow at high single-digit rates and that business line is performing well.

Turning to our Benefits and Insurance group. Total revenues declined by 1.4% and same unit revenues declined by 3.3%. As noted earlier, the quarter-over-quarter comparison was affected in part by the unusually high amount of revenue that we received from our executive recruiting business in the first quarter of 2018 and the sales of small book of business that contributed to the results in the first quarter of 2018, but not in the same period for 2019. While we are not yet achieving the rate of growth that we ultimately expect from a number of the businesses within this group, the results for the first quarter of this year are generally in line with expectations.

For the businesses that comprise the 4 core service lines within this group, client retention is equal to or improved in all 4 businesses over the same business last year. Revenue production is up at 3 of the businesses, and the new producers that we've recently hired within our employee benefits and our property & casualty business are generally outperforming expectations.

So with these comments, let me turn over to Ware Grove, our Chief Financial Officer.

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Thank you, Jerry, and good morning, everyone. Considering the exceptionally strong results we reported in the first quarter a year ago, together with the impact of the divestitures we announced at the end of 2018, we expected the first quarter results this year would likely not reflect the level of year-over-year growth that is consistent with our full year guidance for 2019.

The strong performance in the transactional businesses last year, coupled with the loss of revenue from the divestitures that effectively neutralize the growth we would have otherwise achieved, impacted our total revenue growth by approximately 150 basis points in the first quarter of this year compared with prior year.

Our business is healthy, client demand is strong and we want to affirm that we are comfortable with our full year 2019 growth targets and guidance.

Considering the impact of continued investments we are making in the business, we're happy to report a margin increase of 60 basis points compared with the first quarter a year ago. We have a continuing investment and new business producers within our Benefits and Insurance group. As many of you understand, this is a multi-year effort for us as it takes time for newly hired individuals to ramp up to generate new business production to target levels.

With the increased hiring in the second half of last year and continuing into the first quarter this year, the incremental cost incurred impacted first quarter margin by approximately 28 basis points. As Jerry commented, we are seeing positive trends with stronger first quarter production and higher client retention rates. And we expect to reflect improving performance within our Benefits and Insurance business by the end of the year. As noted in the release issued this morning, we've been active with share repurchases. Through the end of the first quarter, we repurchased approximately 580,000 shares of our common stock at a cost of approximately $11.6 million. And through April 24 this year, we have repurchased a total of approximately 612,000 shares. With our seasonal trend to use cash in the first quarter, cash flow for the business is as expected. And the debt level at the end of the first quarter this year was at 1.7x EBITDA. Our priority continues to be to use capital for strategic acquisitions. But with nearly $210 million of unused borrowing capacity, we also have the flexibility to continue an active approach towards share repurchases.

Now as a result of recent share repurchase activity, we expect full year 2019 fully diluted weighted average share count within a range of $56 million to $56.5 million, and this is a slight reduction from our earlier year guidance.

In the first quarter, we used approximately $4.4 million of cash for payments on acquisitions. For the remainder of this year, for prior year acquisition-related payments, we forecast the use of approximately $14 million; and for next year 2020, approximately $11.5 million; for 2021, approximately $4.9 million; and then for 2022, approximately $2.7 million.

Day sales outstanding on receivables at the end of the first quarter this year was 91 days compared with 92 days a year ago. Remember, the seasonal nature of our business causes a rise in day sales outstanding in the first half of the year as revenues generated with billing and payment activity to occur later in the year. Capital spending in the first quarter was $5.4 million, largely driven by facilities moves and related tenant build-out costs. In addition, we are transitioning to purchase rather than lease some IT equipment. As a result, for the full year of this year, we expect capital spending of approximately $12 million. I want to remind you of the impact of accounting for gains and losses and the deferred compensation plan for CBIZ. At March 31, we have approximately $96 million of assets in this plan. And you'll see a significant $9.1 million first quarter gain that impacts reported results. And this is outlined in the notes that accompany our earnings release. Eliminating the impact from the GAAP reported operating expenses and general administrative expenses, gross margin improved by 10 basis points compared with a year ago. And general and administrative expense was 4% of revenue compared with 3.8% a year ago, primarily due to investment in technology and systems and stock compensation-related expenses compared with the prior year.

The effective tax rate in the first quarter was 26.6%, and we continue to project a full year tax rate of approximately 25%. The tax rate will be impacted by stock compensation accounting and this could be either higher or lower depending on subsequent activity over the balance of this year. As a heads up, I want to note that we adopted the new lease accounting standard at January 1, 2019. There is no impact to earnings or cash flow nor is there any impact to our credit agreement or credit availability. But when we issue a full balance sheet in our upcoming first quarter 10-Q filing, you will find a right-to-use asset on the balance sheet that is offset by a present value liability for future lease payments.

Looking ahead to the balance of the year, business conditions are favorable and we expect continued strong client demand for services. Government health care consulting continues to grow at high single-digit rates. Our financial and transactional advisory business continues to see robust demand for services. First quarter tax work was softer than expected as a result of delays in IRS regulations and guidance. But with a larger number of extensions filed to date, this work will be done later in the year. As a result of the investments we are making in new producers, we expect improving revenue growth trends within our Benefits and Insurance business segment through the balance of this year.

So with these factors in mind, I want to recap our full year 2019 guidance. We expect total revenue growth within a range of 4% to 6% over the $922 million we reported in 2018. We expect the effective tax rate for the full year 2019 will be approximately 25%. The first quarter effective tax rate was 26.6%, but estimating the expected impact of full year stock compensation expense, we continue to expect a full year rate of approximately 25%. And again, a number of unpredictable factors could cause the full year rate to be either higher or lower than our estimate.

Considering the recent share repurchase activity, the full year weighted average fully diluted share count is now estimated within a range of 56 million shares to 56.5 million shares compared with 56.5 million shares for 2018. We expect full year growth in earnings per share within a range of 10% to 12% higher than the $1.09 per share we reported for the full year 2018.

So with these comments, I'll conclude and I'll turn it back over to Jerry.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thank you, Ware. I'd like to take just a moment to discuss our approach to investments and growth. We continue to believe that it's important to invest in both organic growth and in acquisitions. From an organic perspective, embedded in our results are significant investments in people, technology, marketing and processes that we believe will fuel the short- and long-term growth of the company. While the list of those investments is too long to cover on this call, some of the most noteworthy include the continued investment in producers within our Benefits and Insurance group that Ware mentioned earlier; additional national resources within our Financial Services group that assist our offices to better leverage our National Tax Office and our other national resources to provide a higher level of service to our clients; continuation of the national cable television branding campaign that we launched last year; and a new best-in-class technology platform for a portion of our favorable business.

From an acquisition perspective, our balance sheet remains strong and we have approximately $210 million of unused borrowing capacity on our credit facility at the end of the first quarter. This provides us with the capacity and the flexibility to continue with our strategic acquisition program. In 2018, we closed 3 transactions that are expected to contribute approximately $11 million to annualized revenue. So far this year, we've closed 1 additional acquisition that is expected to contribute an additional $2.4 million to annualized revenue. While we remain optimistic that we will close 3 to 5 transactions that we targeted for this year, it is very difficult to predict the number of closings that may occur in any particular year and the precise timing of those closings. What I can say that is our pipeline continues to be very strong and we are at various stages of conversations with a number of very high-quality companies and would be strong to strategic fits and significant contributors to our long-term success.

Turning to our forecast for the remainder of 2019. While the remainder of the year is far more reliant on discretionary project-oriented work than the first quarter, the metrics and other information that we track generally seem to indicate that we're going to continue to experience favorable business conditions for the types of services that we provide and that we'll remain on track to hit the full year guidance that we previously established for the year.

At this point, I'll turn it over to for Q&A.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) The first question comes from Christopher Paul Moore with CJS Securities.

Christopher Paul Moore CJS Securities, Senior Research Analyst

Maybe just stay with M&A just for a second. So I know it can't get too specific, but just in kind of looking at the pipeline on a year-over-year basis this time versus 2 years ago, how would you characterize it and the types of acquisitions, are most of the things you're looking at on the smaller size or what's the kind of range of things that you might consider at this point in time?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes. So let me answer in order, Chris. First, the pipeline that we have today is at least as robust if not more robust than we've had over the past couple of years and that's principally a result of the resources that we've committed to sourcing transactions. We've always had internal resources, we've also engaged some external resources, we've engaged heavily with the third-party intermediaries that provide those types of transaction opportunities to us, both on the accounting side of the business and the Benefits and Insurance business. I think all of those things combined are allowing us to have a larger number of looks at transactions than we have maybe going back 24 or 36 months. So we're pleased with the amount of transactions that are coming across the transit.

With that said, there's a high mortality rate to many deals that we look at as you would expect for a lot of reasons. As far as the size of the transactions are concerned, I will tell you that it's a mix. On the accounting side of the business, we tend to see larger transactions and we've historically seen larger transactions and that's holding true at this time both on the traditional accounting firms and on the size of many of the advisory types of practices that we're having discussions with are just larger than they've been in the past.

On the Benefits and Insurance side, it's consistent with what we've seen. The industry is very fragmented. You tend to see a lot of small brokerage firms that are transacted in that space, and we see that same mix of transactions.

Christopher Paul Moore CJS Securities, Senior Research Analyst

Got it. That's helpful. On the Benefits and Insurance sides, organic growth was down 3.3% in Q1, part of that was kind of the -- some of the onetime things that happened in Q1 of '18. I mean if you look at your fiscal '19 guidance, do you assume kind of flat growth in Benefits and Insurance? I mean is that reasonable or is it likely to be down still marginally for the year, organically?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

No, we think -- you're right on, Chris. We think relatively flat for the year for the Benefits and Insurance group. As we've commented a couple times in our notes that we've made substantial investments and producers, that really kind of ramped up in the second half of last year. We continue to make sure that we're filling the pipeline of producers in that area. We would expect that we would start to see some incremental growth from that group in the latter half of '19, but as a total division for us relatively flat year.

Operator

The next question comes from Tim McHugh of William Blair & Company.

Timothy John McHugh William Blair & Company, LLC, Research Division; Partner & Global Services Analyst

I was wondering if it's possible for you to -- if you've been able to, I guess, quantify the size of the deferral and tax work in any sense? And can you remind us also, I guess, how unusual was the executive search type of revenue in the year ago period, just to put some numbers around kind of the factors that affected growth?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes, Tim. This is Ware Grove. The number of extensions then we track these things was up into the mid-teen range compared to last year. So it was not insignificant. We think there is probably a 50 basis point impact on our reported revenue this year. And the good thing is that work will be done. It's not work that's disappearing. It's also actually a bit of a nice thing that we can smooth the peak here and kind of generate more revenue in the second and third quarter and that's what we always try to do. But this year, year-over-year, because of the delays and rules and regulations and guidance, we did probably 0.5% or 50 basis points lower revenue than otherwise we would have had that not occurred.

Second question was on the executive search and the impact. I think if you look at the impact on the B&I side, we reported a negative -- 3.3% negative organic growth for the first quarter. If you adjust out and kind of keep that executive search piece flat year-over-year, the B&I, Benefits and Insurance, organic growth would have been approximately 2% down, not 3.3% down, if that helps you understand that impact.

Timothy John McHugh William Blair & Company, LLC, Research Division; Partner & Global Services Analyst

Okay. And I guess I understand what basically you said retention is better. There are some signs of productivity coming from the new hires within the Benefits and Insurance segment. But I guess I would have thought that you'd see more evidence of that. I guess -- I mean that down -- we've seen down 1% to 2% for the last several quarters. This doesn't seem like it really had any impact, I guess, on the revenue number. Is it performing as what, I guess, maybe the question is, you're seeing some progress, but is that progress coming as fast as you would have thought it would be coming?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes. The question is, is it coming as fast as we would expect? The answer is yes. The first quarter is basically performing as expected. I think the one anomaly that we may not have talked about was there was a contingent amount of income that we received in the first quarter of last year that we didn't get this year and that's also impacting those numbers. But if you kind of scrabble the things that are beyond our control out of the numbers, I think the business unit is performing as we expected in the first quarter. We, of course, would like to see faster progress there. There are frequent conversations about how we can bolster growth within that group. But I do think we've taken the right steps, we're making the right investments, we have the right people focused on the right issues. And I think we're going to start to see improvement in the latter part of the year.

Operator

And our next question will come from Marc Riddick of Sidoti & Company.

Marc Frye Riddick Sidoti & Company, Business and Consumer Services Analyst

Why don’t you touch a little bit on the impact of the extensions? I was wondering if there is any kind of residual impact on a state and local tax filing basis as well if you're seeing any kind of follow-through on that part of it and if there is any particular mix of types of customers that we're filing extensions or whether it was just across the board?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes. So the first question, Marc, I really don't have knowledge of as to whether there was a particular state and local impact of the extensions. The second one, the code changes that were made particularly with regard to pass-through calculations and limitations and interest, we do an awful lot of pass-through energies. We do a lot of real estate work partnerships, et cetera. There is a 199A code section that was significantly impacted by the regulations that were delayed and in the lack of guidance as well as the limitation on interest. Again, so it did impact more the pass-through entities, at least that pass-through calculation, the 199A. The interest calculation is really, I think, an impact at all small businesses that have borrowings outstanding. So the answer is a mix, I guess.

Marc Frye Riddick Sidoti & Company, Business and Consumer Services Analyst

Okay, okay. Great. And then I was wondering if you are seeing any impact on demand from certain types of pass-throughs that may have been impacted on from tariffs or the like. I'm kind of thinking about farmers, but I was thinking along the lines of just general local businesses that may have had a greater tariff impact over the last several months?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes. So, Marc, we ask those questions prior to the call and at the end of every quarter as to general client sentiments whether anything materially impacted them, their sentiment kind of products ordering for the rest of year. We have not heard that any of our clients were materially impacted in the areas that you've asked about.

Marc Frye Riddick Sidoti & Company, Business and Consumer Services Analyst

Okay, okay. That's fair. And then I was wondering if you can give a bit of an update -- I know you talked about the national advertising part of things. I was wondering if you could give a little bit of update on thoughts as to where you're going? I think you touched on this last, but I just wanted to check to see if there is an update that we could sort of think about for the remainder of the year?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes. So obviously, the objective of that campaign is to increase our brand awareness. We do brand awareness surveys at the beginning of the campaign and throughout the campaign. I will -- the positive there is that our results for brand awareness have increased nicely from survey to survey, but the reality is that we had low brand awareness when we started. So those improvements, we need to continue to make strides there. What's required in us for in order to make those strides is that we have to continue with that program. We had 2 flights of the campaign last year. We've had another flight so far this year. And we continue -- we plan on continuing throughout the year with a consistent approach to the market. So the dollars that we spent last year will be spend again this year, and we expect to have -- continue to do that into the future.

Marc Frye Riddick Sidoti & Company, Business and Consumer Services Analyst

Okay. And then one -- and this may be a bit of a guess, but I've given a shot anyway. With the extensions, do you get -- you've mentioned that the concept of -- okay, well, maybe there might be a bit of just smoothings or benefit for the second and third quarter. Is there a reason to believe that, that might be slightly more beneficial to the third quarter versus the second quarter? Or do you have sort of any opinions on that as of yet?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes. We really don't have a feel for that. It's like -- right now, we're saying it's going to impact both quarters. It should impact them nicely, but we just don't have a visibility as to what will come in the second and third.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Jerry Grisko for any closing remarks.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes. Thank you, Laura. For those of our team members who are on the phones who may not have seen the latest news, we were just notified that once again we've been recognized as among the top 10 by Fords Magazine's rankings of the 2019 Best Midsize Employers in the Professional Services category and among the 2019 Best Workplaces in Consulting and Professional Services by Great Places To Work in Fortune Magazine. These recent recognitions add to a long list of similar industry and local market awards that we've received this year for Best Places To Work. I want to thank each of our nearly 4,800 team members who come to work every day and contribute to the culture that make these awards possible. We are in the quintessential people business and there's nothing more important than culture and our ability to attract and retain the best and brightest talent in our industries. I'd like to close by thanking our analysts and our investors for their continued support and our team members for the exceptional job that you do in providing best-in-class services to our clients. We look forward to speaking to you again after we report our second quarter results. Thank you, and have a nice day.

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.